EXHIBIT 99.1

NEWMONT ANNOUNCES EXECUTIVE VICE PRESIDENT, OPERATIONS AND OTHER EXECUTIVE MANAGEMENT APPOINTMENTS

DENVER, September 23, 2008—Newmont Mining Corporation (NYSE:NEM) today announced the selection of Brian Hill as Executive Vice President, Operations and other executive management appointments, effective October 1, 2008.

Richard O’Brien, Newmont’s President and CEO, said, “Our Executive Leadership Team is now established and well positioned to drive further improvement in our operational and project execution. As we continue to develop our people and deliver on our plans, I am confident that this management team, along with our employees around the world, will create lasting value and opportunities for our shareholders, host communities and employees.”

The executive management appointments are:

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Brian Hill as Executive Vice President, Operations, having served as Newmont’s Regional Vice President, Asia Pacific Operations. Mr. Hill joined Newmont in December 2007 from Norilsk Nickel’s Australia division, where he served as Managing Director and Chief Executive Officer. Prior to Norilsk, Mr. Hill held leadership positions with Equatorial Mining Limited, Falconbridge, International Pursuit Corporation and Noranda, among others. He has more than a quarter of a century of experience in the mining industry, with significant international experience in Australia, Indonesia, the Philippines, Chile and Canada.

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Guy Lansdown as Executive Vice President, Development, having served as Newmont’s Senior Vice President, Project Development and Technical Services. Mr. Lansdown has been with the Company for 15 years and was elected Vice President, Project Engineering and Construction in 2006. He previously served as Project Executive on the Boddington project in Australia and held key project and operating positions in Indonesia, Peru and Australia. Mr. Lansdown will provide leadership for the Technical Services, Exploration and Project Development functions.

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Russell Ball as Executive Vice President and Chief Financial Officer, having served as Newmont’s Senior Vice President and Chief Financial Officer. Mr. Ball has been with the Company for 15 years and was elected Vice President and Chief Accounting Officer in April 2007. He previously served as Vice President and Controller, Group Executive, Investor Relations, and as Financial Director and Controller for the Company’s Indonesian Business Unit. Mr. Ball will oversee the Company’s Accounting, Tax, Treasury, Risk Management, Information Technology, Supply Chain Management and Capital Effectiveness functions.

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Randy Engel as Executive Vice President, Strategic Development, having served as Newmont’s Senior Vice President, Strategy and Corporate Development. Mr. Engel has been with the Company for 15 years and was elected Vice President, Strategic Planning and Investor Relations in April 2007, and previously served as Assistant Treasurer. Mr. Engel will oversee the Company’s Corporate Development, Investor Relations, Business Planning and Strategic Planning functions.

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Alan Blank as Executive Vice President, Legal and External Affairs. Mr. Blank was hired in June 2008 to serve as Senior Vice President, Legal and External Affairs. Mr. Blank joined Newmont from Stoel Rives LLP in Portland, Oregon where he served as a partner in the firm for 20 years. Mr. Blank will continue to provide leadership for the Legal, Communications, Government Affairs, and Environmental and Social Responsibility functions of our business.

About Newmont

Founded in 1921 and publicly traded since 1925, Newmont (www.Newmont.com) is one of the largest gold companies in the world. Headquartered in Denver, Colorado, the company has approximately 34,000 employees and contractors, with the majority working at Newmont’s core operations in the United States, Australia, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in 2007 became the first gold company selected to be part of the Dow Jones Sustainability World Index. Newmont’s industry leading performance is reflected through high standards in environmental management, health and safety for its employees and creating value and opportunity for host communities and shareholders.

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Investor Contact

John Seaberg	303-837-5743	john.seaberg@newmont.com

Media Contact

Omar Jabara	303-837-5114	omar.jabara@newmont.com